Exhibit 99.1

St. Paul Travelers Companies 385 Washington Street St. Paul, MN 55102-1396 www.stpaultravelers.com

News Release

ST. PAUL TRAVELERS MERGER COMPLETE

Saint Paul, Minn. (April 1, 2004) – St. Paul Travelers today completed the merger that combines The St. Paul Companies (NYSE:SPC) and Travelers Property Casualty Corp. (NYSE:TAP.A and TAP.B). Beginning tomorrow morning, April 2, 2004, St. Paul Travelers Companies stock will be listed on the New York Stock Exchange under the symbol “STA.”

     The combined company is uniquely positioned as the commercial insurer of choice for independent agents and brokers across the United States. The company also offers homeowners, auto and other insurance products for individuals and families under the highly regarded Travelers brand.

     “This combination of two industry leaders positions us to better fulfill our commitment to serve independent agents and brokers and our insured customers,” said Jay S. Fishman, Chief Executive Officer of St. Paul Travelers. “We are grateful for the strong support for this merger demonstrated by shareholders, agents, brokers, employees and the communities we serve. We are excited to now move forward as one entity that has the experience and resources of both companies, coupled with an unsurpassed breadth of insurance products.”

     “St. Paul Travelers brings together the best of both companies, including skilled and dedicated employees with similar performance-based cultures and underwriting skills. The merger also creates a stronger national distribution network across all product lines,” said Robert I. Lipp, Chairman of St. Paul Travelers. “We look forward to exploring the expanded opportunities available to the independent agents and brokers we serve, created through St. Paul Travelers’ broad product array and our continued appetite for growth.”

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About St. Paul Travelers

     St. Paul Travelers is a leading provider of commercial property-liability insurance and asset management services. Under the Travelers brand, the company is also a leading underwriter of homeowners and auto insurance through independent agents. The company has a current market capitalization of approximately $27 billion. For more information, visit www.stpaultravelers.com.

Forward Looking Statement

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995. All statements other than statements of historical facts may be forward-looking statements. Many risks and uncertainties may impact the matters addressed in forward-looking statements, and actual results may differ materially from those expressed or implied. For a discussion of the factors that could cause actual results to differ, please see the disclosure under the heading "Forward-Looking Statement Disclosure and Certain Risks" in The St. Paul's most recent annual report on Form 10-K and under the heading "Forward Looking Statements" in Travelers most recent annual report on Form 10-K, in each case filed with the Securities and Exchange Commission.

Contacts

Media:
Shane Boyd, 651.310.3846
Joan Palm, 651.310.2685
Marlene Ibsen, 860.277.9039

Institutional Investors:
Maria Olivo, 860.277.8330
Laura Gagnon, 651.310.7696

Individual Investors:
Marc Parr, 860.277.0779

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